Exhibit 15.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-173157) pertaining to the Stock Related Award Incentive Plan of 1999 and the 2010 Stock Incentive Plan of SouFun Holdings Limited of our reports dated April 26, 2012, with respect to the consolidated financial statements of SouFun Holdings Limited, and the effectiveness of internal control over financial reporting of SouFun Holdings Limited, included in this Annual Report (Form 20-F) for the year ended December 31, 2011.

/s/ Ernst & Young Hua Ming

Shenzhen, People’s Republic of China
April 26, 2012